                             STOCK OPTION AGREEMENT

         This STOCK OPTION AGREEMENT dated as of May 25, 2000 is by and between Devon Energy Corporation, a Delaware corporation (the "Company"), and Santa Fe Snyder Corporation, a Delaware corporation (the "Grantee").

                                    RECITALS

         The Grantee, the Company and Merger Co., a Delaware corporation wholly owned by the Company ("Merger Co."), propose to enter into the Merger Agreement providing, among other things, for the Merger pursuant to the Merger Agreement of Merger Co. with and into the Grantee, which shall be the surviving entity.

         As a condition and inducement to the Grantee's willingness to enter into the Merger Agreement, the Grantee has requested that the Company agree, and the Company has agreed, to grant the Grantee the Option.

         The Board of Directors of the Company has approved and adopted the Merger Agreement, the Merger and this Agreement and has recommended approval of the Merger Agreement by the holders of Devon Common Stock (as defined in the Merger Agreement).

         The Board of Directors of the Grantee has approved and adopted the Merger Agreement, the Merger and this Agreement and has recommended approval of the Merger Agreement by the holders of Santa Fe Snyder Common Stock (as defined in the Merger Agreement).

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the Company and the Grantee agree as follows:

1. CAPITALIZED TERMS. Those capitalized terms used but not defined herein that are defined in the Merger Agreement are used herein with the same meanings as ascribed to them therein; PROVIDED, HOWEVER, that, as used in this Agreement, "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act. Those capitalized terms used in this Agreement that are not defined in the Merger Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

2. THE OPTION.

         (a) GRANT OF OPTION. Subject to the terms and conditions set forth herein, the Company hereby grants to the Grantee an irrevocable option to purchase, out of the authorized but unissued Devon Common Stock, 16,501,054 shares of Devon Common Stock (as adjusted as set forth herein) (the "Option Shares"), at the Exercise Price.

         (b) EXERCISE PRICE. The exercise price (the "Exercise Price") per Option Share shall be the Current Market Price per share of Devon Common Stock on the date of this Agreement.

         (c) TERM. The Option shall either (i) be exercisable at any time and from time to time following the occurrence of an Exercise Event described in subsection (i) of the definition of an Exercise Event and remain in full force and effect for one year thereafter, or (ii) be exercisable at any time and from time to time following the occurrence of an Exercise Event described in subsection (ii) of the definition of an Exercise Event and remain in full force and effect for one year thereafter (the "Option Term"). This Option shall terminate on the earliest to occur of (i) the failure of Grantee to exercise the Option prior to the termination of the Option Term, (ii) the Effective Time,
(iii) Grantee's written notice of termination of this Agreement to the Company, and (iv) termination of the Merger Agreement in accordance with its terms under circumstances in which the Option does not and could not, through the passage of time or in conjunction with subsequent events, become exercisable in accordance with the preceding sentence.

         (d)      EXERCISE OF OPTION.

                  (i) The Grantee may exercise the Option, in whole or in part, at any time and from time to time during the Option Term. Notwithstanding the expiration of the Option Term, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the expiration of the Option Term.

                  (ii) If the Grantee wishes to exercise the Option, it shall send a written notice (an "Exercise Notice") (the date of which being herein referred to as the "Notice Date") to the Company specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and a date (the "Closing Date") not earlier than three Business Days nor later than 15 Business Days from the Notice Date for the closing of the purchase and sale pursuant to the Option (the "Closing").

                  (iii) If the Closing cannot be effected by reason of the application of any Law, Regulation or Order, the Closing Date shall be extended to the tenth Business Day following the expiration or termination of the restriction imposed by such Law, Regulation or Order; PROVIDED HOWEVER, that during this extended period, notwithstanding any prior Exercise Notice, Grantee shall be entitled to rescind such Exercise Notice and shall not be obligated to purchase any Option Shares in connection with such exercise upon written notice to such effect to the Company. Without limiting the foregoing, if prior notification to, or Authorization of, any Governmental Authority is required in connection with the purchase of such Option Shares by virtue of the application of such Law, Regulation or Order, the Grantee and, if applicable, the Company shall promptly file the required notice or application for Authorization and the Grantee, with the cooperation of the Company, shall expeditiously process the same.

         (e)      PAYMENT AND DELIVERY OF CERTIFICATES.

                  (i) At each Closing, the Grantee shall pay to the Company in immediately available funds by wire transfer to a bank account designated by the Company an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased on such Closing Date. Alternatively, the Grantee may elect to purchase Option Shares issuable, and pay some or all of the aggregate Exercise Price payable, upon an exercise of the Option by surrendering a portion of the Option with respect to such number of Option Shares as is determined by dividing

(i) the aggregate Exercise Price payable in respect of the number of Option Shares being purchased in such manner by (ii) the excess of the Current Market Price per share of Devon Common Stock as of the last trading day preceding the date Grantee delivers its Exercise Notice over the per share Exercise Price.

                  (ii) At each Closing, simultaneously with the delivery of immediately available funds as provided above, the Company shall deliver to the Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens, and the Grantee shall deliver to the Company its written agreement that the Grantee will not offer to sell or otherwise dispose of such Option Shares in violation of applicable Law or the provisions of this Agreement.

         (f) CERTIFICATES. Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend that shall read substantially as follows:

                  THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

         A new certificate or certificates evidencing the same number of shares of the Devon Common Stock will be issued to the Grantee in lieu of the certificate bearing the above legend, and such new certificate shall not bear such legend if the Grantee shall have delivered to the Company a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

         (g) If at the time of issuance of any Devon Common Stock pursuant to any exercise of the Option, the Company shall have issued any share purchase rights or similar securities to holders of Devon Common Stock, then each Option Share purchased pursuant to the Option shall also include rights with terms substantially the same as and at least as favorable to the Grantee as those issued to other holders of Devon Common Stock.

3.       ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

         (a) In the event of any change in the outstanding shares of Devon Common Stock by reason of a stock dividend, stock split, split-up, merger, consolidation, recapitalization, combination, conversion, exchange of shares, extraordinary or liquidating dividend or similar transaction which would have the effect of diluting the Grantee's rights hereunder, the type and number of shares or securities purchasable upon the exercise of the Option and the Exercise Price shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that the Grantee will receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of the Option Shares had the Option been exercised immediately prior to such event or the record date therefor, as applicable. In no event shall the number of shares of Devon Common Stock subject to the Option exceed 19.9% of the number of shares of Devon Common Stock issued and outstanding at the time of exercise.

         (b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Option is adjusted as provided in this
Section 3, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

         (c) Without limiting the parties' relative rights and obligations under the Merger Agreement, if the Company enters into an agreement to consummate a Business Combination Transaction, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Option Shares had the Option been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable, and will make any other necessary adjustments and the Company shall take such steps in connection with such consolidation, merger, liquidation or other such transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

4.       REPURCHASE AT THE OPTION OF GRANTEE.

         (a) At the request of the Grantee made at any time and from time to time after the occurrence of an Exercise Event and prior to 120 days after the expiration of the Option Term (the "Put Period"), the Company (or any successor thereto) shall, at the election of the Grantee (the "Put Right"), repurchase from the Grantee (i) that portion of the Option relating to all or any part of the Unexercised Option Shares (or as to which the Option has been exercised but the Closing has not occurred) and (ii) all or any portion of the Option Shares of Devon Common Stock purchased by the Grantee upon exercise of the Option (or any portion thereof) and with respect to which the Grantee then has ownership. The date on which the Grantee exercises its rights under this Section 4 is referred to as the "Put Date." Such repurchase shall be at an aggregate price (the "Put Consideration") equal to the sum of:

                  (i) the aggregate Exercise Price paid by the Grantee for any Option Shares which the Grantee owns and as to which the Grantee is exercising the Put Right;

                  (ii) the excess, if any, of (x) the Applicable Price per share of Devon Common Stock over (y) the Exercise Price paid by the Grantee for each Option Share as to which the Grantee is exercising the Put Right, multiplied by the number of such Option Shares; and

                  (iii) the excess, if any, of (x) the Applicable Price per share of Devon Common Stock over (y) the Exercise Price, multiplied by the number of Unexercised Option Shares as to which the Grantee is exercising the Put Right.

         (b) If the Grantee exercises its rights under this Section 4, the Company shall, within five Business Days after the Put Date, pay the Put Consideration to the Grantee in immediately available funds, and the Grantee shall surrender to the Company the Option or portion of the

Option and the certificates evidencing the Option Shares of Devon Common Stock purchased thereunder. The Grantee shall warrant to the Company that, immediately prior to the repurchase thereof pursuant to this Section 4, the Grantee had sole record and Beneficial Ownership of the Option or such Option Shares, or both, as the case may be, and that the Option or such shares, or both, as the case may be, were then held free and clear of all Liens.

         (c) If the Option has been exercised, in whole or in part, as to any Option Shares subject to the Put Right but the Closing thereunder has not occurred, the payment of the Put Consideration shall, to that extent, render such exercise null and void.

         (d) Notwithstanding any provision to the contrary in this Agreement, the Grantee may not exercise its rights pursuant to this Section 4 in a manner that would result in Total Profit of more than the Profit Cap; PROVIDED, HOWEVER, that nothing in this sentence shall limit the Grantee's ability to exercise the Option in accordance with its terms.

         (e) To the extent that the Company is prohibited under applicable Law from repurchasing the portion of the Option or the Option Shares pursuant to this Section 4, the Company shall immediately so notify Grantee and thereafter deliver, from time to time, to Grantee the portion of the Put Consideration that it is no longer prohibited from delivering, within five Business Days after the date on which the Company is no longer so prohibited; PROVIDED, HOWEVER, that if the Company at any time after the Put Date is prohibited under applicable Law from delivering to Grantee the full amount of the Put Consideration, Grantee may rescind the exercise of the Put Right, whether in whole, in part or to the extent of the prohibition, and, to the extent rescinded, no part of the amounts, terms or the rights with respect to the Option or Put Right shall be changed or affected as if such Put Right was not exercised. The Company shall use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices to permit Grantee to exercise its Put Right and shall use its reasonable best efforts to avoid or cause to be rescinded or rendered inapplicable any prohibition on the Company's repurchase of the Option or the Option Shares.

5.       REGISTRATION RIGHTS.

         (a) The Company shall, if requested by the Grantee at any time and from time to time during the Registration Period, as expeditiously as practicable, prepare, file and cause to be made effective up to two registration statements under the Securities Act if such registration is required in order to permit the offering, sale and delivery of any or all shares of Devon Common Stock or other securities that have been acquired by or are issuable to the Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Grantee, including, at the sole discretion of the Company, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. For purposes of determining whether two requests have been made under this Section 5, only requests relating to a registration statement that has become effective under the Securities Act and pursuant to which the Grantee has disposed of all shares covered thereby in the manner contemplated therein shall be counted.

         (b) The Registration Expenses shall be for the account of the Company; PROVIDED, HOWEVER, that the Company shall not be required to pay any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee unless the Grantee agrees to forfeit its right to request one registration.

         (c) The Grantee shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery of Devon Common Stock for cash for its own account or for any other stockholder of the Company pursuant to a firm underwriting, it shall, in addition to the Company's other obligations under this Section 5, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; PROVIDED, HOWEVER, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Devon Common Stock requested to be included in such registration exceeds the number that can be sold in such offering, the Company shall, after fully including therein all securities to be sold by the Company or, if such registration relates to Devon Common Stock of any other stockholder of the Company being registered pursuant to a demand registration, all securities to be sold by such other stockholder, include the shares requested to be included therein by Grantee pro rata (based on the number of shares intended to be included therein) with the shares intended to be included therein by Persons other than the Company or, in the case of a demand registration of a Company stockholder, with the shares intended to be included therein by the Company or other Company stockholders.

         (d) In connection with any offering, sale and delivery of Devon Common Stock pursuant to a registration statement effected pursuant to this Section 5, the Company and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution.

6.       PROFIT LIMITATION.

         (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit exceed the Profit Cap and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) deliver to the Company for cancellation Option Shares previously purchased by Grantee, (ii) pay cash or other consideration to the Company, (iii) reduce the amount of the fee payable to Grantee under Section 8.5 of the Merger Agreement or (iv) undertake any combination thereof, so that the Grantee's Total Profit shall not exceed the Profit Cap after taking into account the foregoing actions.

         (b) Notwithstanding any other provision of this Agreement, this Stock Option may not be exercised for a number of Option Shares that would, as of the Notice Date, result in a Notional Total Profit of more than the Profit Cap, and, if the Notional Total Profit associated with exercise of the Option otherwise would exceed the Profit Cap, the Grantee, at its sole option, may increase the Exercise Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Profit Cap; PROVIDED, HOWEVER, that nothing in this sentence shall restrict any exercise of the Option otherwise permitted by this Section 6(b) on any subsequent date at the Exercise Price set forth in Section 2(b) if such exercise would not then be restricted under this Section 6(b).

7. LISTING. If the Devon Common Stock or any other securities then subject to the Option are then listed on the American Stock Exchange ("AMEX") or any other national securities exchange, or on the Nasdaq National Market, the Company, upon the occurrence of an Exercise Event, will promptly file an application to list on the AMEX or such other securities exchange the shares of the Devon Common Stock or other securities then subject to the Option and will use all reasonable efforts to cause such listing application to be approved as promptly as practicable.

8. REPLACEMENT OF AGREEMENT. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date. Any such new Agreement shall constitute an additional contractual obligation of the Company, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

9. MISCELLANEOUS.

         (a) EXPENSES. Except as otherwise provided in the Merger Agreement or as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         (c) ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARY; SEVERABILITY. Except as otherwise set forth in the Merger Agreement, this Agreement (including the Merger Agreement and the other documents and instruments referred to herein and therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         (d) SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         (e) GOVERNING Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

         (f) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:


                          If to the Company to:

                                  Devon Energy Corporation
                                  20 North Broadway, Suite 1500
                                  Oklahoma City, Oklahoma  73102-8260
                                  Facsimile: (405) 552-8171
                                  Attn: J. Larry Nichols



                          with a copy to:

                                  McAfee & Taft
                                  10th Floor, Two Leadership Square
                                  211 North Robinson
                                  Oklahoma City, Oklahoma  73102
                                  Facsimile:  (405) 235-0439
                                  Attn:  Gary F. Fuller

                          If to Grantee to:

                                  Santa Fe Snyder Corporation
                                  840 Gessner, Suite 1400
                                  Houston, Texas  77024
                                  Facsimile: (713) 507-5335
                                  Attn:  James L. Payne

                          with a copy to:

                                  Andrews & Kurth L.L.P.
                                  4200 Chase Tower
                                  600 Travis
                                  Houston, Texas  77002
                                  Facsimile:  (713) 238-7130
                                  Attn:  G. Micheal O'Leary



         (h) COUNTERPARTS. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single document.

         (i) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be sold, assigned or otherwise disposed of or transferred by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that the Grantee may assign this Agreement to a wholly owned Subsidiary of the Grantee; PROVIDED, HOWEVER, that no such assignment shall have the effect of releasing the Grantee from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         (j) FURTHER ASSURANCES. If the Grantee exercises the Option or any portion thereof, the Company and the Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

         (k) SPECIFIC PERFORMANCE. The parties hereto hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder will cause irreparable injury to the other party to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

                  IN WITNESS WHEREOF, the Company and the Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                  DEVON ENERGY CORPORATION


                                  By: /s/ J. Larry Nichols
                                     -------------------------------------------
                                  Name:  J. Larry Nichols
                                  Title:  President and Chief Executive Officer


                                  SANTA FE SNYDER CORPORATION


                                  By: /s/ James L. Payne
                                     -------------------------------------------
                                  Name:  James L. Payne
                                  Title:  Chief Executive Officer

                                                                         ANNEX A

                            SCHEDULE OF DEFINED TERMS

         The following terms when used in the Stock Option Agreement shall have the meanings set forth below unless the context shall otherwise require:

                  "Agreement" shall mean this Stock Option Agreement.

                  "Applicable Price" means the highest of (i) the highest purchase price per share paid pursuant to a third party's tender or exchange offer made for shares of Devon Common Stock after the date hereof and on or prior to the Put Date, (ii) the price per share to be paid by any third Person for shares of Devon Common Stock pursuant to an agreement for a Business Combination Transaction entered into on or prior to the Put Date, and (iii) the Current Market Price. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm jointly selected by the Grantee and the Company, which determination shall be conclusive for all purposes of this Agreement.

                  "Authorization" shall mean any and all permits, licenses, authorizations, orders certificates, registrations or other approvals granted by any Governmental Authority.

                  "Beneficial Ownership," "Beneficial Owner" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

                  "Business Combination Transaction" shall mean (i) a consolidation, exchange of shares or merger of the Company with any Person, other than the Grantee or one of its Subsidiaries, and, in the case of a merger, in which the Company shall not be the continuing or surviving corporation, (ii) a merger of the Company with a Person, other than the Grantee or one of its Subsidiaries, in which the Company shall be the continuing or surviving corporation but the then outstanding shares of Devon Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property or the shares of Devon Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the common shares and common share equivalents of the Company outstanding immediately after the merger or (iii) a sale, lease or other transfer of all or substantially all the assets of the Company to any Person, other than the Grantee or one of its Subsidiaries.

                  "Business Day" shall mean a day other than Saturday, Sunday or a federal holiday.

                  "Closing" shall have the meaning ascribed to such term in
Section 2 herein.

                  "Closing Date" shall have the meaning ascribed to such term in
Section 2 herein.

                  "Court" shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof, and shall include the European Court of Justice.

                  "Current Market Price" shall mean, as of any date, the average of the closing prices (or, if such securities should not trade on any trading day, the average of the bid and asked prices therefor on such day) of the Devon Common Stock as reported on the American Stock Exchange during the ten consecutive trading days ending on (and including) the trading day immediately prior to such date or, if the shares of Devon Common Stock are not quoted thereon, on The Nasdaq National Market or, if the shares of Devon Common Stock are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange Act) on which such shares are traded as reported by a recognized source during such ten Business Day period.

                  "Exercise Event" shall mean (i) any of the events giving rise to the obligation of the Company to pay the $103,000,000 fee under Section 8.5(b) of the Merger Agreement or (ii) the event giving rise to the obligation to pay the $56,650,000 fee under Section 8.5(b) of the Merger Agreement after an event giving rise to the obligation to pay the $46,350,000 fee under Section 8.5(b) of the Merger Agreement has already occurred.

                  "Exercise Notice" shall have the meaning ascribed to such term in Section 2(d) herein.

                  "Exercise Price" shall have the meaning ascribed to such term in Section 2 herein.

                  "Governmental Authority" shall mean any governmental agency or authority (other than a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers.

                  "Law" shall mean all laws, statutes and ordinances of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

                  "Lien" shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Laws of any jurisdiction.

                  "Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of the date hereof by and among the Company, Merger Co. and Grantee.

                  "Notice Date" shall have the meaning ascribed to such term in
Section 2 herein.

                  "Notional Total Profit" shall mean, with respect to any number of Option Shares as to which the Grantee may propose to exercise the Option, the Total Profit determined as of the date of the Exercise Notice assuming that the Option were exercised on such date for such number of Option Shares and assuming such Option Shares, together with all other Option


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Shares held by the Grantee and its Affiliates as of such date, were sold for cash at the closing market price for the Devon Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions) and including all amounts theretofore received or concurrently being paid to the Grantee pursuant to clauses (i), (ii) and (iii) of the definition of Total Profit.

                  "Option" shall mean the option granted by the Company to Grantee pursuant to Section 2 herein.

                  "Option Shares" shall have the meaning ascribed to such term in Section 2 herein.

                  "Option Term" shall have the meaning ascribed to such term in
Section 2 herein.

                  "Order" shall mean any judgment, order or decree of any Court or Governmental Authority, federal, foreign, state or local, of competent jurisdiction.

                  "Profit Cap" shall mean $103,000,000.

                  "Put Consideration" shall have the meaning ascribed to such term in Section 4 herein.

                  "Put Date" shall have the meaning ascribed to such term in
Section 4 herein.

                  "Put Period" shall have the meaning ascribed to such term in
Section 4 herein.

                  "Put Right" shall have the meaning ascribed to such term in
Section 4 herein.

                  "Registration Expenses" shall mean the expenses associated with the preparation and filing of any registration statement pursuant to
Section 5 herein and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities Dealers, Inc.), but excluding underwriting discounts or commissions or brokers' fees in respect to shares to be sold by the Grantee and the fees and disbursements of the Grantee's counsel.

                  "Registration Period" shall mean the period of two years following the first exercise of the Option by the Grantee.

                  "Regulation" shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization, such as the American Stock Exchange.

                  "Total Profit" shall mean the aggregate (before income taxes) of the following: (i) all amounts received by the Grantee or concurrently being paid to the Grantee pursuant to Section 4 for the repurchase of all or part of the unexercised portion of the Option, (ii) (A) the amounts received by the Grantee or concurrently being paid to the Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged), including sales made to the Company or pursuant to a registration statement under the Securities Act or any exemption therefrom, less (B) the Grantee's purchase price for such


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Option Shares (or, in the case of a cashless exercise, the aggregate Exercise
Price of the Option Shares purchased by cashless exercise) and (iii) all amounts received by the Grantee from the Company or concurrently being paid to the Grantee pursuant to Section 8.5 of the Merger Agreement less (iv) any payments made pursuant to Section 6(a)(ii) herein.

                  "Unexercised Option Shares" shall mean, from and after the Exercise Date until the expiration of the Option Term, those Option Shares as to which the Option remains unexercised from time to time.


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